Exhibit 99.7

Michael L. Browne	Harleysville Insurance	Tel 215.256.5000
President and	355 Maple Avenue	Fax 215.256.5008
Chief Executive Officer	Harleysville, PA 19438	mbrowne@harleysvillegroup.com
www.harleysvillegroup.com

October 11, 2011

Dear Retirees and Former Employees who are Retirement Eligible:

I am excited to share some important news about our company with you. As you may have heard, Harleysville and Nationwide announced recently that they have entered into an agreement to combine organizations, pending approval by various constituencies and regulatory authorities. I am confident that this merger is a great strategic step for both companies, creating a best-in-class national independent agency distribution network that will grow and flourish for many years to come. If you have not done so already, you can review a copy of our joint news release by visiting the Investor Relations section of the Harleysville Group website (www.harleysvillegroup.com).

I am sure you are familiar with Nationwide, one of the largest and strongest diversified insurance and financial services organizations in the United States. What you may not realize is that nearly one-quarter of its property & casualty direct written premium is generated by independent insurance agents through Allied Insurance, which joined the Nationwide family in 1998. Harleysville’s strong presence east of the Mississippi is a great complement to Allied’s footprint west of the Mississippi.

I realize that you may have questions about how this announcement might impact you personally. Our goal is to provide you with as much information as possible, when it becomes available. To that end, I am enclosing our “Employee & Retiree Frequently Asked Questions & Responses,” which hopefully will answer some of the more immediate concerns you may have.  (Sections D and E may be of particular interest to you.) This document and other informational materials relating to the transaction are posted on the Harleysville Group website. I encourage you to visit this site on an on-going basis, as we will supplement it once we have additional information to share.

As an important member of the Harleysville family, I hope you, too, see the significant advantages that this merger will provide to our policyholders, our agents, and our employees.

Please feel free to submit any questions or comments you may have to the following email address: AskMichael@harleysvillegroup.com. I look forward to hearing from you.

With best regards,

Michael L. Browne

MLB/lmj

Enclosures

This communication may be deemed to be solicitation material in respect of the proposed transactions. In connection with the proposed transactions, a proxy statement of Harleysville Group Inc. and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HARLEYSVILLE GROUP INC. AND THE PROPOSED TRANSACTIONS. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Harleysville Group Inc. on the SEC’s website at http://www.sec.gov. Free copies of Harleysville Group Inc.’s SEC filings are also available from Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention: Mark R. Cummins, Executive Vice President, Chief Investment Officer & Treasurer.